Exhibit (11)


FLORIDA ROCK INDUSTRIES, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE



                                               Year Ended September 30
                                         2004            2003          2002

Income before cumulative
 effect of accounting change         $113,670,000     75,601,000     68,895,000

Cumulative effect of accounting
 change                                         -        333,000              -

Net income                           $113,670,000     75,934,000     68,895,000

Common shares:

Weighted average shares outstanding
 during the period -  used for
 basic earnings per share              43,206,859     42,946,709     42,622,568

Shares issuable under stock options
 which are potentially dilutive           882,037        695,718        806,658

Shares used for diluted earnings
 per share                             44,088,896     43,642,427     43,429,226

Earnings per share:
 Basic
  Income before cumulative effect
   of accounting change	                    $2.63           1.76           1.62
  Cumulative effect of accounting
   change                                       -            .01              -

 Net income                                 $2.63           1.77           1.62

 Diluted
  Income before cumulative effect of
   accounting change                        $2.58           1.73           1.59
  Cumulative effect of accounting
   change                                       -            .01              -

 Net income                                 $2.58           1.74           1.59